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                                                                     EXHIBIT 1.1



                       CHINA YUCHAI INTERNATIONAL LIMITED
          16 Raffles Quay #26-00 Hong Leong Building Singapore 048581
                  Tel : (65) 6220 8411   Fax : (65) 6226 0502


FOR IMMEDIATE RELEASE



           CHINA YUCHAI ANNOUNCES SECOND INTERIM AND SPECIAL DIVIDEND
                        OF APPROXIMATELY US$32.9 MILLION



SINGAPORE, September 29, 2003 - As reported in its September 5, 2003 press release, the Board of Directors of China Yuchai International Limited ("CYI") is pleased to confirm today the receipt of the additional dividend from its subsidiary, Guangxi Yuchai Machinery Company Limited, of approximately US$37 million. The Board is also pleased to announce its second interim ordinary dividend of US$0.50 per share and a special dividend of US$0.43 per share for the year ending December 31, 2003. These dividends will be paid to members whose names appear on the register of members of CYI on October 13, 2003. The payment date of these dividends will be October 22, 2003.



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China Yuchai International Limited
Executive Office
16 Raffles Quay
#26-00 Hong Leong Building
Singapore 048581
Tel: (65) 6220 8411
Fax: (65) 6226 0502
Contact persons: Mr Wrixon F. Gasteen, President
                 Mr Philip Ting, Chief Financial Officer